Exhibit 10.26(A)

[MIRNA THERAPEUTICS LETTERHEAD]

March 31, 2016

Vincent J. O'Neill, M.D.
[Address]

Dear Vince:
On behalf of Mirna Therapeutics, Inc. (“Mirna"), a Delaware corporation, I am pleased to offer you the full-time position of Chief Medical Officer. We anticipate your start date to be April 25, 2016 (the “Start Date”).
Prior to your Start Date, you will be required to sign an Employment Agreement and a Confidentiality, Covenant Not To Compete, & Arbitration Agreement with Mirna.
Your base salary will be $13,076.92 per two week pay period. You will be entitled to earn an annual bonus in the amount of up to 35% of your base salary upon your achievement of annual performance targets as determined by Mirna’s Board of Directors, as further described in the Employment Agreement.
You will receive a signing bonus of $60,000 on the first payroll date following your Start Date. Should you terminate your employment prior to one year from your Start Date, you will be required to reimburse Mirna for the amount of your signing bonus; for the avoidance of doubt, you may keep the signing bonus in the event that you are terminated by Mirna without cause. Your signature on this letter authorizes us to deduct the amount of your signing bonus from your final paycheck should this occur. If there are any amounts not covered by your final paycheck you agree to repay them within 30 days of your separation.
Subject to approval by Mirna’s Board of Directors, and as further described in the Employment Agreement, we anticipate granting you an option to purchase common stock representing 250,000 shares of common stock, which represents approximately 1.2% of the outstanding shares of the Company’s common stock, at an exercise price equal to the closing price as reported on NASDAQ on the grant date, which will be your Start Date.
Mirna offers group insurance and time off benefits for which you are eligible for beginning on June 1, 2016. You may choose insurance plans such as medical, dental, vision and supplemental life insurance (which is in addition to the amount Mirna provides for you). Mirna pays 100% of the premiums for short and long-term disability, basic life, accidental death and dismemberment, and an employee assistance program.
As of your Start Date, you will receive 15 days of vacation for your first year of employment, 7 days of sick time per calendar year and a total of 12 holidays (8 fixed date holidays and 4 flexible date or “flex" holidays) per calendar year. Vacation, sick time and the flex holidays will be prorated if your start date is after January 1.
Once you have 90 days of continuous service at Mirna, you are eligible to participate in Mirna’s 401 (k) Plan. The 401 (k) Plan has a matching component that is presently 50 cents per dollar up to 8% of your base compensation. The Board of Directors reserves the right to modify this matching percentage.
We expect you to relocate to Austin within three months of your Start Date. As further described in the Employment Agreement, Mirna will reimburse you for reasonable and necessary documented relocation and moving expenses up to $25,000.

Exhibit 10.26(A)

Your position is an "at will" position, which is the customary employment relationship in "at will" employment states such as Texas. This simply means that the employment relationship between Mirna and you is based upon mutual consent and can be terminated at any time by either you or Mirna without advance notice and without any requirement for cause. It also means that your job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company. This “at-will" nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and a duly authorized member of the Company. If your employment terminates for any reason, you shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by your offer letter, Employment Agreement, and Confidentiality, Covenant Not To Compete, & Arbitration Agreement. Your position is not governed by any other agreements, and you are not employed for any specific period of time. No employee of Mirna has the authority to enter into any other agreement with you concerning your employment.
With the legal disclaimers out of the way, I am excited about your joining our Company and know that you can play a significant role in its continued growth. Please do not hesitate to call me or Jon Irvin if you have any questions. Please sign and return a copy of this letter by April 7, 2016 acknowledging your acceptance of this offer. You may send a scanned copy of this letter to [email address] or fax a copy to our confidential facsimile at (512) 681-5201.

Sincerely,
/s/ Paul Lammers
Dr. Paul Lammers
President and CEO

Accepted by:
/s/ Vince O’Neill

Signature/Date: 3/31/2016